Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                  Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES ANNOUNCES ACQUISITION OF CEREXA, INC.

NEW YORK - December 14, 2006. - Forest Laboratories, Inc. (NYSE: FRX) today announced that it has signed a definitive merger agreement to acquire Cerexa, Inc., a privately held biopharmaceutical company based in Alameda, California, in a cash transaction. Under the terms of the agreement, Forest will acquire Cerexa for a total of $480 million.

Pursuant to the acquisition of Cerexa, Forest will obtain worldwide development and marketing rights (excluding Japan) to two injectable antibiotics and an option to a third, early stage injectable antibiotic. The lead compound, ceftaroline acetate, which is entering Phase III studies, is a next generation, broad-spectrum, hospital-based cephalosporin antibiotic that exhibits bactericidal activity against the most resistant strains of Gram-positive bacteria, including MRSA (methicillin resistant Staphylococcus aureus) as demonstrated in a completed Phase II comparative trial in patients with complicated skin and skin structure infections (cSSSI). Ceftaroline has also demonstrated bactericidal activity against penicillin-resistant Streptococcus pneumoniae (PRSP) and common gram-negative bacteria. Ceftaroline is being developed for initial indications of cSSSI and community acquired pneumonia (CAP).

Phase III studies for cSSSI are planned to begin in the first quarter of calendar 2007 while the CAP Phase III program is scheduled to begin in the second quarter of calendar 2007. In March 2006 the U.S. Food and Drug Administration (FDA) granted ceftaroline Fast Track designation for the treatment of cSSSI caused by MRSA. In granting this designation, the FDA noted that ceftaroline has the potential to address an unmet medical need due to its potential ability to benefit patients who are unresponsive to existing therapies or who are unable to tolerate existing therapies due to serious toxicities that are present in such therapies. If the Phase III studies are successful and Forest receives FDA marketing approval, Forest plans to launch ceftaroline with these two initial, cSSSI and CAP indications in the 2010 or 2011 timeframe. Additional indications will also be pursued under future supplemental filings.

As a hospital-based product Forest would detail the product utilizing its existing hospital based salesforce, a subset of the Company's total salesforce. Forest will also explore options for commercialization outside the U.S. (excluding Japan) including but not limited to out-licensing marketing rights or acquiring a non-U.S. hospital-based salesforce.

The second product, ME1036, a broad-spectrum parenteral carbapenem, is currently in preclinical development and has demonstrated excellent preclinical activity against both aerobic and anaerobic Gram-positive and Gram-negative bacteria, including common drug-resistant pathogens. Unlike carbapenems that are available today, ME1036 is highly active against MRSA, PRSP, vancomycin-intermediate susceptible Staphylococcus aureus (VISA) and vancomycin-resistant Enterococcus faecalis (VRE). For this product, Forest's marketing rights do not include Japan and certain other Asian countries.

An issued composition of matter patent covering ceftaroline expires in December 2018 and an extension of the patent term is expected under the Hatch Waxman legislation. There are several filed patent applications covering ME1036.

The U.S. market for injectable antibiotics is currently estimated to be between $5 billion and $7 billion using branded pricing for all products. Worldwide, the market is estimated to be over $9 billion.

The cash-for-stock transaction is valued at approximately $494 million, which includes related transaction costs and Forest's payment of certain of Cerexa's transactions fees, and is expected to close in Forest's fiscal fourth quarter following the expiration of the Hart-Scott-Rodino antitrust waiting period. Upon closing, Forest expects to incur a one-time after-tax charge of approximately $0.96 per share, as substantially all of the purchase price will be expensed as in-process research and development. Excluding the one-time after-tax charge the Company reaffirms its Fiscal 2007 earnings per share guidance of $2.60-$2.65 originally issued on October 17, 2006. In addition, Forest has committed to make a future additional one-time payment of $100 million if U.S product sales of ceftaroline during any twelve-month period within the first five years following the product launch exceed $500 million.

"Ceftaroline is an important late stage development product that can address serious and life-threatening infections in the hospital setting including MRSA. This is a significant medical benefit given the increasing prevalence of MRSA, which commonly causes severe "staph" infections such as skin infections that are resistant to treatment with most antibiotics, and the current limitations of presently available treatment options. We have a high degree of confidence in the successful commercialization and financial prospects for ceftaroline given the strength of the existing clinical data and the clinical need for a next generation hospital based antibiotic," commented Howard Solomon, Chairman and CEO of Forest. Mr. Solomon continued: "We are, of course, also aware of the need to replace earnings from key marketed products following their patent expirations in the next decade and will continue to review additional in-licensing and co-promotion opportunities as well other strategic acquisitions. Our ongoing business development efforts will continue to assess both near-term and longer-term commercial opportunities which will serve to increase shareholder visibility into long-term earnings growth prospects for Forest."

Dennis Podleask, Cerexa's Chief Executive Officer, added: "We received significant interest in Cerexa from multiple parties and are delighted to be entering into this transaction with Forest, who will be assuming responsibility for the development and future commercialization of ceftaroline. Forest has a proven track record of success in developing and commercializing products, as evidenced by the success of the Lexapro® / Celexa® franchise, and we have great confidence in their ability to optimize the therapeutic and commercial potential of the Cerexa portfolio."

About Ceftaroline

Ceftaroline acetate is a member of the cephalosporin class of antibiotics, the most frequently prescribed class of antibiotics in the world. In preclinical studies and clinical trials to date, ceftaroline demonstrated a favorable safety profile, similar to that of existing cephalosporins. Unlike marketed cephalosporins, ceftaroline exhibits bactericidal activity against the most resistant strains of Gram-positive bacteria, including MRSA. Ceftaroline has also demonstrated bactericidal activity against penicillin- resistant Streptococcus pneumoniae and common Gram-negative bacteria. Cerexa licensed from Takeda Pharmaceutical Company Limited the exclusive right to develop and commercialize ceftaroline in all countries worldwide except Japan.

In a Phase II randomized, observer-blinded, multi-center trial of 99 treated patients with local and systemic signs of cSSSI randomized in a 2:1 ratio to receive ceftaroline or a vancomycin based regimen, the clinical cure rate in the clinically evaluable population was 96.7% for patients treated with ceftaroline and 88.9% for those treated with the gold-standard comparator regimen of vancomycin, with or without adjunctive aztreonam. The microbiological response rate in the microbiologically evaluable population was 95.2% for the ceftaroline group and 85.7% for the standard therapy group. Ceftaroline also demonstrated excellent in vitro activity against Gram-positive and Gram-negative organisms isolated from patients in the study, including 100% of methicillin-resistant Staphylococcus aureus (MRSA) isolates inhibited at 0.5 mg/L or less.

In the Phase 2 trial, no drug-related serious adverse events were observed for ceftaroline. In both the Phase 2 trial and earlier Phase 1 trials, ceftaroline displayed a favorable adverse event profile consistent with the established safety profile of the cephalosporin class, with the vast majority of side effects being mild in nature.

About Forest Laboratories and Its Products

Forest Laboratories (www.frx.com) is a US-based pharmaceutical company dedicated to identifying, developing, and delivering products that make a positive difference in peoples' lives. Forest Laboratories' growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the internal and maintenance treatment of major depressive disorder and generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl D- aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker, and Benicar* HCT® (olmesartan medoxomil- hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, each indicated for the treatment of hypertension; and Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation.

*Benicar is a registered trademark of Daiichi Sankyo, Inc., and Campral is a registered trademark of Merck Sante s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in Forest Laboratories’ SEC reports, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and on Form 10-Q for the periods ended June 30 and September 30, 2006.

Source: Forest Laboratories, Inc.